Exhibit (r)(2)

THE CARLYLE GROUP

POLICIES AND PROCEDURES REGARDING

MATERIAL, NON-PUBLIC INFORMATION AND

THE PREVENTION OF INSIDER TRADING

Excerpt from Carlyle GMS Investment Management L.L.C. Compliance Manual and Code of Ethics

Policy Summary

This policy (this “policy”) is intended to comply with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940 concerning the initial and periodic reporting of “Access Person” securities holdings and transactions.

SUMMARY

This policy applies to all employees, officers, partners, directors and certain advisors (collectively, “Carlyle Personnel” or “employees”1) of Carlyle GMS, and extends to all activities within and outside an individual’s duties at Carlyle GMS. All Carlyle Personnel must review this policy. Questions regarding the policy should be directed to the Global Chief Compliance Officer or the Office of the General Counsel.

REPORTING OBLIGATIONS OF “ACCESS PERSONS”

The U.S. Securities and Exchange Commission the (the “SEC”) requires employees who are considered “Access Persons” under SEC regulations to report their personal

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“Carlyle Personnel” or “employees” may also include certain contractors, long-term consultants, temporary employees, and other individuals associated with Carlyle, as determined by the Global Chief Compliance Officer, the Office of the General Counsel or their designee, as necessary based on the duties assigned to the individuals. Such persons will be informed of the fact that they are subject to this policy and any other relevant policies.

securities transactions and holdings in companies that have publicly traded2 securities. An “Access Person” is any Carlyle employee, including any director, officer or partner of Carlyle GMS, who may become aware of or have access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Certain non-employees may also be specifically identified by Carlyle GMS to be treated as an Access Person. You will be informed by the Office of the General Counsel, the Global Chief Compliance Officer or designee if you are considered an “Access Person”.3

Access Persons must register on the PTCC Compliance System4 all brokerage accounts for them, their spouses, minor children, all other immediate family members of the household, and any other brokerage accounts for which the Access Person is making investment decisions (for personal trading as opposed to Advisory Client5 trading). If a brokerage account is with one of the brokers participating in automated electronic data feeds to the PTCC system, the obligations described below to provide security holdings and ongoing trading activity are satisfied automatically via the PTCC registration process, subsequent electronic data transmissions, and periodic certifications. If a brokerage account is not with one of the participating brokers (“non-electronic brokerage account”), then the Access Person must enter all security holdings on the PTCC system during the registration process and provide reports of personal securities transactions as described below.

[2]	As used in this policy, the term “publicly traded” or “public” in describing any debt or equity securities of any issuer means not only that such securities are registered and/or traded on an exchange, but also that such securities are available for purchase or sale in a secondary market transaction, whether over the counter, through a market maker or otherwise. Additionally, certain “security-based swaps” are deemed “securities” under and subject to U.S. federal securities laws.
[3]	The Global Chief Compliance Officer or designee and the Office of the General Counsel reserve the right to request and review the personal trading activity for accounts associated with non-Access Persons.
[4]	The PTCC Compliance System can be accessed via any internet connection using the following address: https://secure.complysci.com. For assistance with access to PTCC, send an email to “TCG Compliance” or compliance@carlyle.com.
[5]	“Advisory Client” means any account, fund, or entity for which Carlyle GMS or any affiliate thereof provides investment advice and/or places trades on a discretionary or nondiscretionary basis, and may include accounts, funds or entities in which Carlyle GMS, its officers, employees or affiliates have an interest. The limited partners and other persons who invest in Advisory Clients are generally referred to as “Investors.” Unless otherwise expressly stated herein, the term “Advisory Clients” does not include “Investors.”

If you need any assistance in determining which accounts are brokerage accounts, and what information should be added to the PTCC Compliance System, contact the Compliance Department for assistance. If any of the registered brokerage accounts are under the full investment discretion of a third party, notify the Compliance Department of the arrangement.

Due to the potential delays and inaccuracies associated with providing personal trading information manually, if you have brokerage accounts with non-electronic brokers, you may be asked to move your accounts to a broker providing electronic data feeds to the PTCC Compliance System.

All Access Persons with non-electronic brokerage accounts must provide to the Compliance Department a complete report of their securities holdings within 10 days of becoming, or being designated, an Access Person, and certify their holdings at least once a year thereafter (typically, via an annual certification through the PTCC Compliance System). Those reports must be as of a date not more than 45 days prior to the individual becoming an Access Person or the date on which the annual report is submitted.

All Access Persons with non-electronic brokerage accounts must also provide reports of all personal securities transactions. For such accounts, Access Persons may elect to submit (i) immediate trade confirmations as they make trades; (ii) monthly account statements as they are received; or (iii) quarterly statements showing all activity for the previous quarter. All statements or trade confirmations for the quarter are due to the Compliance Department by the 30th day after the end of the quarter. Access Persons with non-electronic brokerage accounts who have no quarterly transactions to report must submit written confirmation (via e-mail or otherwise) identifying “nothing to report” to the Compliance Department by the 30th day after the end of the quarter. If providing your reports via email, please send the email to “TCG Compliance” or compliance@carlyle.com.

The initial, quarterly and annual reports of holdings and securities transactions must cover all securities (except securities acquired in transactions noted below) in which the Access Person (including spouse, minor children, other family members of the household, etc.) has or acquires any direct or indirect beneficial ownership or accounts over which an Access Person has control to make investment decisions (e.g., trusts and estates). Absent facts to the contrary, an Access Person is presumed to have beneficial ownership of securities that are held by his or her spouse, minor children, or other immediate family members of the Access Person’s household. All beneficially owned securities must be reported except for (i) U.S. government obligations (e.g., Treasury bills); (ii) money market instruments (e.g., bank certificates of deposit); (iii) money market funds; (iv) open ended mutual funds registered in the U.S (other than a Carlyle-advised mutual fund, which must still be reported), including market index funds,6 and (v) variable annuity and variable life insurance contracts.

Access Persons are not required to report transactions in securities if they were acquired in accounts over which the Access Person (or spouse, minor child, or other immediate family member of the household) had no direct or indirect influence or control, such as a blind trust or an investment account where an independent professional has been granted full investment discretion. Similarly, transactions in securities that are effected in an automatic investment plan are not subject to the periodic transaction reporting requirements herein.

Access Persons (including spouse, minor children, other family members of the household, etc.) who do not hold any brokerage accounts, and have no holdings to report must: (1) confirm this within 10 days of becoming, or being designated, an Access Person, (typically, via registration on the PTCC Compliance System), (2) must notify the Compliance Department (directly or via the PTCC Compliance System) if they (including spouse, minor children, other family members of the household, etc.) open a brokerage account or otherwise begin the process of acquiring a reportable holding, and (3) certify the accuracy of this at least once a year thereafter (typically, via an annual certification through the PTCC Compliance System).

If you have any questions about the foregoing reporting process or exceptions, you should consult the Global Chief Compliance Officer or the Office of the General Counsel.

[6]	Note that due to variability in the underlying structure of exchange-traded funds, exchange-traded funds are considered to be reportable securities and are not intended to be carved out of the list of reportable securities.

Responsible Parties

This following parties will be responsible for implementing and enforcing this policy: The General Counsel, Global Chief Compliance Officer or designees

Documentation and Compliance Dates

Monitoring and testing of this policy will be documented in the following ways:

•	Periodic review of the transactions of “Access Persons”

•	Annual review by the Global Chief Compliance Officer or designees

Disclosures

The following disclosures are aligned with this policy:

•	Forms ADV

•	Form N-2